Exhibit 99

           Lilly ICOS LLC Reports Results for First Quarter of 2005;
    Cialis Leads ED Market in France with 49% Market Share in February 2005;
     Alpha-Blocker Contraindication Removed from the U.S. Label for Cialis

     BOTHELL, Wash. & INDIANAPOLIS--(BUSINESS WIRE)--April 18, 2005--Lilly ICOS LLC (Lilly ICOS) (NYSE:LLY)(Nasdaq:ICOS) is releasing its financial results for the first quarter ended March 31, 2005. Worldwide sales of Cialis(R) (tadalafil) increased 39% in the first quarter of 2005, to $150.1 million, compared to $108.3 million in the first quarter of 2004. Reported U.S. sales of Cialis, from Lilly ICOS into the wholesaler channel, were $42.7 million in the first quarter of 2005, compared to $32.8 million in the first quarter of 2004. During the 2005 first quarter, U.S. wholesalers continued to reduce their inventory levels of Cialis, in accordance with the terms of agreements recently entered into. Lilly ICOS estimates that U.S. wholesaler inventories of Cialis were reduced by approximately $27 million during the 2005 first quarter.


Cialis Net Sales:
-----------------
(in millions)
                           Three Months
                               Ended
                             March 31,
                          ---------------
                            2005    2004
                          ------- -------
Lilly ICOS Territories:
     United States         $42.7   $32.8
     Europe(1)              56.3    36.3
     Canada and Mexico      12.2     5.9
                          ------- -------
        Total Lilly ICOS   111.2    75.0
Lilly Territories           38.9    33.3
                          ------- -------
     Worldwide Total      $150.1  $108.3
                          ======= =======

(1) Austria, Belgium, Denmark, Finland, France, Germany, Greece,
    Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway,
    Portugal, Spain, Sweden, Switzerland and the United Kingdom.


     In France, Cialis has led the ED market in January and February 2005. In February 2005, Cialis attained 49% share of the market after being commercially available just two years.(2)
     "We are delighted, but not surprised, that Cialis overtook Viagra to become the number one selling ED treatment in France," stated Paul Clark, ICOS Chairman and Chief Executive Officer. "In the U.S., Cialis has continued to gain total prescription market share every month since it was launched, reaching 21.8% of total prescriptions in March 2005. We continue to expect Lilly ICOS to achieve profitability around mid-2005, and look forward to providing additional information in the ICOS Corporation conference call, scheduled for May 5, 2005."
     Khoso Baluch, Lilly Vice President, U.S. Diabetes and Family Health Business Unit commented, "The key benefit of Cialis -- up-to-36 hours that Cialis gives a man and his partner to choose the moment for intimacy that is right for them -- is important to many couples."
     Baluch added, "A new group of patients in the U.S. is now eligible to use Cialis. In March 2005, the FDA authorized a U.S. product label change related to the use of Cialis with alpha blockers. Cialis had been contraindicated with alpha blockers other than tamsulosin 0.4 mg once daily. Following review of data regarding the use of Cialis with alpha-blockers, the FDA concluded this contraindication is no longer warranted. The label now includes precaution language along with alpha blocker drug interaction data. We are very pleased with this change."

     2005 First Quarter Financial Results

     For the three months ended March 31, 2005, Lilly ICOS reported a net loss of $41.7 million, compared to a net loss of $138.8 million for the three months ended March 31, 2004. The decreased net loss results from an overall increase of $37.3 million in total revenue, combined with a $59.8 million reduction in total expenses.
     Total Lilly ICOS revenue for the first quarter of 2005 was $119.0 million, compared to $81.7 million for the first quarter of 2004. Lilly ICOS revenue for the 2005 period includes $7.8 million in royalties on sales reported by Lilly, compared to $6.7 million in royalty revenue for the first quarter of 2004. The increase in Lilly ICOS revenue reflects the continued growth of Cialis in the Lilly ICOS territories since its 2003 introduction, as well as its global expansion to approximately 100 countries today.
     In December 2004, Lilly ICOS began to reduce U.S. wholesaler inventories of Cialis to targeted levels and, by early February 2005, was party to new agreements with its U.S. wholesalers. As a result, it is estimated that approximately $27 million of U.S. wholesaler inventory reductions of Cialis occurred during the first quarter of 2005.
     Selling, general and administrative expenses decreased $58.0 million from the first quarter of 2004, to $137.0 million in the first quarter of 2005. The decrease is primarily due to the high level of sales and marketing expenses, in early 2004, shortly after Cialis was launched in the U.S.
     Research and development expenses declined to $13.9 million in the first quarter of 2005, compared to $18.8 million in the first quarter of 2004, primarily due to the completion of certain activities associated with the U.S. launch of Cialis.

     About Lilly ICOS LLC

     Lilly ICOS LLC, a joint venture equally owned by ICOS Corporation and Eli Lilly and Company, is marketing Cialis for the treatment of erectile dysfunction in North America and Europe.
     ICOS Corporation, a biotechnology company headquartered in Bothell, Washington, is dedicated to bringing innovative therapeutics to patients. Through Lilly ICOS LLC, ICOS is marketing its first product, Cialis, for the treatment of erectile dysfunction. ICOS is working to develop treatments for serious unmet medical conditions such as benign prostatic hyperplasia, cancer and inflammatory diseases.
     Eli Lilly and Company, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Indiana, Lilly provides answers -- through medicines and information -- for some of the world's most urgent medical needs.
     Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the industry, management beliefs and certain assumptions made by the management of ICOS and Lilly. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, competitive, governmental, technological, legal and other factors discussed in the two companies' respective filings with the Securities and Exchange Commission, which may affect the business and prospects of the two companies and Lilly ICOS. Results and the timing and outcome of events may differ materially from those expressed or implied by the forward-looking statements in this press release. More specifically, there can be no assurance that Cialis will achieve commercial success or that competing products will not pre-empt market opportunities that might exist for the product.
     The forward-looking statements contained in this press release represent ICOS' and Lilly's judgment as of the date of this release. Neither ICOS nor Lilly undertake any obligation to update any forward-looking statements.

     (2) IMS Health, IMS MIDAS (based on PDE5 inhibitor tablets from wholesalers to pharmacies) February 2005.


                            Lilly ICOS LLC
           Condensed Consolidated Statements of Operations
                            (in thousands)
                             (unaudited)


                                           Three Months Ended
                                                March 31,
                                       --------------------------
                                           2005          2004
                                       ------------   -----------
Revenue
  Product sales, net                   $   111,194   $    75,017
  Royalties                                  7,790         6,652
                                       ------------  ------------
       Total revenue                       118,984        81,669
                                       ------------  ------------

Expenses
  Cost of sales                              9,752         6,573
  Selling, general and administrative      137,027       195,053
  Research and development                  13,874        18,827
                                       ------------  ------------
       Total expenses                      160,653       220,453
                                       ------------  ------------
Net loss                               $   (41,669)  $  (138,784)
                                       ============  ============


                            Lilly ICOS LLC
                     SUMMARIZED OPERATING RESULTS
                            (in thousands)
                             (unaudited)

                              2005            2004
                          ---------   ---------------------
                             Q1          Q1          Q2
                         ----------  ----------  ----------
Revenue:
 Product sales, net:
  United States          $  42,744   $  32,807   $  50,768
  Europe                    56,264      36,356      45,301
  Canada and Mexico         12,186       5,854       8,931
                          ---------   ----------- ---------
                           111,194      75,017     105,000
 Royalties                   7,790       6,652       6,449
                          ---------   ---------   ---------
  Total revenue            118,984      81,669     111,449
                          ---------   ---------   ---------
Expenses:
 Cost of sales               9,752       6,573       8,982
 Selling, general and
  administrative           137,027     195,053     157,838
 Research and
  development               13,874      18,827      15,119
                          ---------   ---------   ---------
  Total expenses           160,653     220,453     181,939
                          ---------   ---------   ---------
Net loss                 $ (41,669)  $(138,784)  $ (70,490)
                          =========   =========   =========

                                       2004
                         ----------------------------------
                             Q3          Q4        TOTAL
                         ----------  ----------  ----------
Revenue:
 Product sales, net:
  United States          $  70,226   $  52,783   $ 206,584
  Europe                    43,414      52,859     177,930
  Canada and Mexico          9,380      13,063      37,228
                          ----------- ----------- ---------
                           123,020     118,705     421,742
 Royalties                   6,210       6,809      26,120
                          ---------   ---------   ---------
  Total revenue            129,230     125,514     447,862
                          ---------   ---------   ---------
Expenses:
 Cost of sales              10,173      10,338      36,066
 Selling, general and
  administrative           123,222     130,398     606,511
 Research and
  development               17,203      16,169      67,318
                          ---------   ---------   ---------
  Total expenses           150,598     156,905     709,895
                          ---------   ---------   ---------
Net loss                 $ (21,368)  $ (31,391)  $(262,033)
                          =========   =========   =========


     CONTACT: Lilly
              Terra Fox, 317-276-5795
              or
              ICOS
              Lacy Fitzpatrick, 425-415-2207